UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICEWEB, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2640971
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45925 Maries Road, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

2000 Management and Director Equity Incentive and Compensation Plan (as amended)

(Full title of plan)

Mr. Mark Lucky

Chief Financial Officer

IceWEB, Inc.

45925 Maries Road

Dulles, VA 20166

(Name and Address of agent for service)

(703) 964-8000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.001 per share (2)	20,000,000	$0.12	$2,400,000	$127

(1)         Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the registrant’s common stock as reported on the OTC Bulletin Board on January 18, 2009.

(2)         Pursuant to Rule 416, there are also being registered such additional and indeterminable number of shares of common stock as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

Explanatory Paragraph

This registration statement is being filed for the purposes of increasing the number of shares of common stock for which a registration statement on Form S-8 relating to the 2000 Management and Director Equity Incentive and Compensation Plan, as amended (the “Plan”), is effective. On August 17, 2001 the registrant filed a registration statement on Form S-8, SEC File No. 333-67794, with the Securities and Exchange Commission to register 10,000,000 shares to be issued under the Plan. On May 5, 2006 the Board of Directors of the registrant adopted a resolution approving a reduction in the number of shares subject to the Plan to 2,500,000 shares. On April 30, 2007 the Board of Directors of the registrant adopted a resolution approving an increase of 7,500,000 additional shares of common stock to be issued under the Plan, bringing the total to 10,000,000 shares. Thereafter, on February 12, 2009 the Board of Directors of the registrant adopted a resolution approving an increase of 20,000,000 additional shares of common stock to be issued under the Plan, bringing the total to 30,000,000 shares. This registration statement is being filed to register these additional shares of common stock. Pursuant to General Instruction E of Form S-8, except as otherwise restated herein the contents of the registration statement on Form S-8, SEC File No. 333-67794, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to separate prospectuses.

Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 20,000,000 shares of common stock pursuant to our 2000 Management and Director Equity Incentive and Compensation Plan, as amended (the “Plan”). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended.

2

PROSPECTUS

Item 2.	Company Information and Employee Plan Annual Information

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to IceWEB, Inc. at our principal office at 45925 Maries Road, Dulles, VA 20166, telephone number (703) 964-8000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

Our principal offices are located at 45925 Maries Road, Dulles, VA 20166, telephone number (703) 964-8000. Our fiscal year end is September 30. Information which appears on our web sites is not part of this prospectus.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

3

REOFFER PROSPECTUS

IceWEB, INC.

20,000,000 Shares of Common Stock

This prospectus forms a part of a registration statement which registers an aggregate of 20,000,000 shares of common stock issued or issuable from time-to-time under the IceWEB, Inc. 2000 Management and Director Equity Incentive and Compensation Plan (the “Plan”).

This prospectus also covers the resale of shares granted under the Plan by persons who are our “affiliates” within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock.

We will not receive any proceeds from sales of shares by selling security holders.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is February 20, 2009.

When used in this prospectus, the terms “IceWEB,” “ we”, “our,” and “us” refers to IceWEB, Inc., a Delaware corporation, and our subsidiaries. The information which appears on our web sites not part of this prospectus.

All per share information contained in this prospectus gives effect to a one for eighty (1:80) reverse stock split effective April 27, 2005.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008,

In addition, all reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, IceWEB, Inc., 205 Van Buren Street, Suite 105, Herndon, VA 20170, telephone number (703) 964-8000.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. You are urged to read this prospectus carefully and in its entirety.

THE COMPANY

Overview

Our history and acquisition strategy has been key to our development as a company. We began our operations in 2000 as a full service provider of computer systems and professional services to private sector corporations and to the federal government under a General Services Administration (GSA) schedule contract for computer systems and peripherals. Between 2001 and 2006, we undertook a series of strategic acquisitions. As a result of these acquisitions, during fiscal 2006 our business and operations were primarily centered on providing hosted web-based collaboration solutions that enabled organizations to establish Internet, Intranet, and email/collaboration services immediately and with little or no up-front capital investment.

Following the end of fiscal 2006, we sold three of our subsidiaries, The Seven Corporation, PatriotNet and Integrated Power Solutions. On November 15, 2006, we acquired certain of the assets of True North Solutions related to its governmental customer business, including the customers, forecast, contract renewals, and GSA schedule.

On December 22, 2007, we acquired 100% of the outstanding stock of Inline Corporation, a data storage company specializing in custom designed, short-production run storage solutions for the Geospatial Information Systems (GIS) market.

As a result of this acquisition and these divestures our principal business is now the manufacture and sale of storage and GIS products, third party hardware and software sales, software services, application development, and network integrated technology.

IceWEB’s storage and GIS products simplify how enterprises retain, access, manage and protect their data.  Demand for data storage is ever-growing and ubiquitous as data files in all market sectors have become larger and richer with video and multimedia content. This growth is particularly strong in the already billion dollar GIS market that is projected to grow ten-fold over the next decade.  Therefore, IceWEB’s strategic direction is to grow its share and profits in this market based upon its own proprietary designs and its strategic relationships with its GIS software OEMs such as ESRI, the world-wide leader in GIS application software.

IceWEB and ESRI have collaborated to create ultra-high performance INLINE/ESRI GIS systems that allow customers to analyze data in ways never before possible. IceWEB designs, manufactures and, in concert with its OEM partners, markets these systems to organizations all over the world.

In addition to the Company’s line of hardware/software storage products, customers can choose from a broad range of warranty and service programs. INLINE products range from storage servers, to NAS (Network Attached Storage) and SAN (Storage Area Network) solutions. OEM/Custom products are focused on the GIS markets.

The IceWEB Solutions Group focuses on providing computer network security products such as access control, content filtering, email security, intrusion detection, and the latest layer seven firewall technology to the Federal government. Our key partners are Secure Computing, Internet Security Systems, RSA Security, Blue Coat and F5 Networks. We believe that the combination of our vendor partners/manufacturers, customers, and government contracting vehicles enables our company to be successful in providing the industry’s best network security solutions to the Federal government and commercial integrators who service the government.

In addition to our IceWEB Solutions Group, since 2000 we have also marketed a line of software and online service offerings providing small businesses enterprise-class applications via the Internet in a hosted service model (Software as a Service or SaaS). Our products and services are used by organizations in both the public and private sectors and our suite of hosted software application services are accessed by our customers via the Internet. Our current online products include IceMAIL (messaging), IceVISTA (web hosting), and IcePORTAL (Intranet portal). Our goal is to bring this enterprise-class technology, normally affordable by only large corporations, to small business customers via a recurring monthly subscription model.

For the fiscal year ended September 30, 2008 approximately 91% of total sales were generated by our IceWEB Solutions Group’s reselling of third-party hardware and software, approximately 6% of our total sales were generated by the manufacture and sale of our data storage products, and approximately 3% of our total sales were generated by online products and services.

Our Strategy for Fiscal 2009

The IceWEB Solutions Group’s focus on network security and the Federal government will continue. We are carefully evaluating new technology products and manufacturers. By continuous training of our employees and partnering with our key vendor partners, we can continue to accelerate our growth in this market.

During fiscal 2007 we plan on greater automation for IceMAIL, IcePORTAL, and IceVISTA products. By using internal and external technical resources we will seek to enable customers to manage and control their own environment (self service) or working with IceWEB Customer Service. We believe we will be one of the few companies that allow customers almost total control of their features via web-based account management tools. All of our service offerings will have online purchasing and automated provisioning (account creation) that reduced human intervention for these repeatable tasks. This also helps customers with the desire for “immediate satisfaction” by having their product or service immediately available upon purchase.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES THAT WILL RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS ABSENT A MATERIAL INCREASE IN OUR REVENUES.

We have an accumulated deficit of $20,131,957 at September 30, 2008. For the years ended September 30, 2008 and 2007, we had a net loss attributable to common stockholders of approximately $6,410,793 and approximately $2,850,123, respectively, and cash provided by/(used) in operations was approximately $862,691 and ($1,245,512), respectively. The report of our independent registered public accounting firm on our consolidated financial statements for the fiscal year ended September 30, 2008 contains a qualification expressing substantial doubt as to our ability to continue as a going concern as a result of our net losses and cash used in operations. We reported a decrease in our revenues for fiscal 2008 as compared to fiscal 2007 of approximately 13% which is primarily related to a drop in our IceWEB Solutions Group. We cannot assure you that our revenues will increase in future periods, nor can we assure you that they will not decrease. As long as our cash flow from operations remains insufficient to fund our operations, we will continue depleting our cash and other financial resources. Our failure to achieve profitable operations in future periods will adversely affect our ability to continue as a going concern. In this event, you could lose all of your investment in our company.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY AND FUND OUR ONGOING OPERATIONS WILL BE IN JEOPARDY.

Historically, our operations have been financed primarily through the issuance of equity and short-term loans. Capital is typically needed not only to fund our ongoing operations and to pay our existing obligations, but capital is also necessary if we wish to acquire additional assets or companies and for the effective integration, operation and expansion of these businesses. Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses. At September 30, 2008, we had a working capital deficit of $5,572,671 as compared to a working capital deficit of $1,981,325 at September 30, 2007. This change is primarily attributable to the acquisition of Inline Corporation and our financing arrangement with Sand Hill Finance to factor accounts receivable. We will need to raise additional capital to fund our ongoing operations, pay our existing obligations and for future growth of our company. We cannot assure you that additional working capital is available to us in the future upon terms acceptable to us. If we do not raise funds as needed, our ability to provide for current working capital needs, make additional acquisitions, grow our company, and continue our existing business and operations is in jeopardy. In this event, you could lose all of your investment in our company.

FROM TIME TO TIME WE ENTER INTO RELATED PARTY TRANSACTIONS, THE TERMS OF WHICH MAY NOT BE AS ADVANTAGEOUS AS WE COULD OBTAIN FROM UNRELATED THIRD PARTIES.

From time to time we have borrowed operating funds from related parties, including from Bluepoint Financial, LLC, a company of which Mr. John Signorello, our Chief Executive Officer, is a 50% owner. In lieu of interest we agreed to issue 1.54 shares of common stock for each dollar lent under the loan. During fiscal 2006 we borrowed approximately $335,000 under this loan agreement, repaid approximately $157,000 and issued shares valued at $296,608 as interest. During fiscal 2007, we borrowed approximately $30,000 under this loan agreement, repaid approximately $308,080 and issued shares valued at $169,803 as interest. The value of the securities we have issued as interest far exceeds generally available commercial interest rates. While the transaction was approved by our Board of Directors, of which Mr. Signorello is a member, there are no assurances that we could not have obtained more favorable terms from third party lenders.

WHILE THE SHARES OF OUR SERIES B CONVERTIBLE PREFERRED STOCK IS OUTSTANDING WE ARE PROHIBITED FROM ENTERING INTO CERTAIN TYPES OF EQUITY AND DEBT TRANSACTIONS WHICH MAY ADVERSELY AFFECT OUR ABILITY TO RAISE WORKING CAPITAL AS NEEDED.

Under the terms of our sale of Series B Convertible Preferred Stock in December 2005, we agreed to a number of limitations on our future capital raising activities, including:

•

for a period of three years we will not issue any convertible debt or preferred stock, for a period of two years we will not enter into any new borrowings of more than twice as much as the sum of EBITDA (earnings before income taxes, depreciation and amortization) from recurring operations over the past four quarters,

•	for so long as the shares are outstanding we will not issue any debt or equity securities with a floating conversion price or reset feature, and
•

for so long as the shares are outstanding we cannot issue any common stock or securities which are convertible into common stock at an effective price per share less than the conversion value of the Series B Convertible Preferred Stock which is initially $0.2727 per share.

These restrictions are likely to adversely affect our ability to raise working capital as needed in future periods as the types of financing transactions generally available to us and other comparably-sized public companies often involve the sale of a convertible security with a reset feature, or the sale of common stock at a discount to market.

OUR FACTORING AGREEMENT WITH SAND HILL FINANCE, LLC CONTAINS CERTAIN TERMS WHICH MAY ADVERSELY AFFECT OUR ABILITY TO RAISE CAPITAL IN FUTURE PERIODS.

In December 2005 and as amended during fiscal 2006 and fiscal 2008, we entered into a Finance Agreement with Sand Hill Finance, LLC for a $2.75 million accounts receivable factoring line. Under the terms of this agreement we agreed not to take certain actions including undertaking a transaction which would result in a change of control of our company or the transfer of more than 20% of our securities and incurring any indebtedness other than trade credit in the ordinary course of business. These restrictions may limit our ability to raise working capital as needed.

OUR PRIMARY ASSETS SERVE AS COLLATERAL UNDER OUR ACCOUNTS RECEIVABLE FACTORING LINE. IF WE WERE TO DEFAULT ON THIS AGREEMENT, THE LENDER COULD FORECLOSE ON OUR ASSETS.

The revolving line with Sand Hill Finance, LLC is collateralized by a blanket security interest in our assets. If we should default under the terms of this agreement, the lender could seek to foreclose on our primary assets. If the lender was successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

WE ARE A PARTY TO A SALES/LEASBACK AGREEMENT. IF THE LESSOR SHOULD DECLARE US IN DEFAULT UNDER THE AGREEMENT, WE COULD BE FORCED TO PAY ALL AMOUNTS OWED THEREUNDER OR LOSE THE BENEFIT OF THE EQUIPMENT.

In July 2006, we entered into what is in essence a sale and leaseback agreement with respect to certain computer and office equipment. We received gross proceeds of $300,000 from the sale of the equipment to a third party. As part of the same transaction, we entered into a 36 month agreement to lease the equipment back from the third party for monthly rent payments of $10,398. Imputed interest on this financing is 20% per annum. At September 30, 2008, the amount due under this equipment financing arrangement amounted to $91,807. The equipment which is subject to this arrangement is material in the operation of our business. From time to time we have failed to make the monthly payments due under this agreement on a timely basis. Should the lessor declare us in default, it would be entitled to accelerate all amounts due under the agreement which is approximately $100,000 at September 30, 2008. If we were unable to satisfy such amount, the lessor could retake the equipment thereby depriving us of its use which could materially affect our business and operations.

WE DO NOT HAVE A DISASTER RECOVERY PLAN AND WE DO NOT CARRY BUSINESS INTERRUPTION INSURANCE.

Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. Our headquarters are physically located in Fairfax County, Virginia, a Washington, DC suburb, in close proximity to the US Capitol, White House, Pentagon, CIA, and numerous other agencies within the intelligence community. All these government installations are considered potential targets of any future terrorist attacks. We do not currently have a disaster recovery plan, nor do we carry business interruption insurance to compensate our company for losses that may occur. We are also vulnerable to computer viruses and/or physical disruptions, which could lead to interruptions, delays, loss of data or the inability to accept orders. The occurrence of any of the foregoing events could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. Acquired companies’ histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. Because our stock is not listed on an exchange we are not required to adopt these corporate governance standards. While our board of directors has adopted a Code of Ethics and Business Conduct and our Board has established Audit and Compensation Committees, we have not adopted all of the corporate governance measures which we might otherwise have been required to adopt if our securities were listed on a national securities exchange. It is possible that if we were to adopt all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

WE ARE RELIANT ON REVENUES FROM A LIMITED NUMBER OF CUSTOMERS. BECAUSE WE ARE NOT A PARTY TO LONG TERM AGREEMENTS WITH THESE CUSTOMERS, THE LOSS OF ONE OR MORE OF THESE CUSTOMERS WOULD BE ADVERSE TO OUR FINANCIAL RESULTS IN FUTURE PERIODS.

Sales to ten customers represented approximately 63% of total sales for the year ended September 30, 2008. As of September 30, 2008 approximately 94% of the Company’s accounts receivable was due from one customer. Sales to twelve customers represented approximately 50% in 2007. These customers purchase products and services from us on a purchase order basis and, accordingly, may elect at any time to purchase similar products or services from our competitors. Until such time, if ever, as we are able to sufficiently expand our sales efforts and remove this dependency on revenues from these limited number of customers, if one or more of them should cease purchasing products and services from us our revenues and results of operations would be materially adversely affected.

OUR COMMON STOCK COULD BE REMOVED FROM QUOTATION ON THE OTCBB IF WE FAIL TO TIMELY FILE OUR ANNUAL OR QUARTERLY REPORTS. IF OUR COMMON STOCK WAS NO LONGER ELIGIBLE FOR QUOTATION ON THE OTCBB, THE LIQUIDITY OF OUR STOCK MAY BE FURTHER ADVERSELY IMPACTED.

Under the rules of the Securities and Exchange Commission we are required to file our quarterly reports within 45 days from the end of the fiscal quarter and our annual report within 90 days from the end of our fiscal year. Under rules adopted by the National Association of Securities Dealers, Inc. (NASD) in 2005 which is informally known as the “Three Strikes Rule”, an NASD member is prohibited from quoting securities of an OTCBB issuer such as our company if the issuer either fails to timely file these reports or is otherwise delinquent in the filing requirements three times in the prior two year period or if the issuer’s common stock has been removed from quotation on the OTCBB twice in that two year period. We failed to file our 2006 annual report on a timely basis. If we were to fail to file two additional reports on a timely basis with the 24 month period our stock would be removed from quotation on the OTCBB and would in all likelihood then be quoted on the Pink Sheets Electronic Quotation Service. The Pink Sheets offers a quotation service to companies that are unable to list their securities on the OTCBB or an exchange. The requirements for listing on the Pink Sheets are considerably lower and less regulated than those of the OTCBB or an exchange. If our common stock were to be quoted on the Pink Sheets, it is possible that even fewer brokers or dealers would be interested in making a market in our common stock which would further adversely impact its liquidity.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT AUDITORS.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the Securities and Exchange Commission adopted rules requiring small business issuers, such as our company, to include a report of management on the company’s internal controls over financial reporting in their annual reports for fiscal years ending on or after December 15, 2007. Presently, we will become subject to compliance with SOX 404 for our fiscal year ending September 30, 2008. In addition, for our fiscal year ending September 30, 2009 the independent registered public accounting firm auditing our financial statements must also attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls. While we have yet to being evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as presently required, we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain financing as needed could suffer.

THE EXERCISE OF WARRANTS AND OPTIONS AND THE CONVERSION OF SHARES OF OUR SERIES A CONVERTIBLE PREFERRED STOCK WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

At December 31, 2008 we had outstanding:

•	30,979,369 shares of our common stock,

•	1,253,334 shares of our Series B Convertible Preferred Stock which is convertible into 1,253,334 shares of common stock,

•	common stock purchase warrants to purchase a total of 300,000 shares of our common stock with exercise prices ranging from $0.65 to $8.00 per share, and

•

options granted under the Plan and as non-qualified options granted outside the Plan to certain officers, directors and employees which are exercisable into an aggregate of 6,216,983 shares of our common stock with an average exercise price of $0.45 per share.

The conversion of the Series B Convertible Preferred Stock and/or the exercise of outstanding options and warrants may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

CERTAIN OF OUR OUTSTANDING WARRANTS CONTAIN CASHLESS EXERCISE PROVISIONS WHICH MEAN WE WILL NOT RECEIVE ANY CASH PROCEEDS UPON THEIR EXERCISE.

In December 2005 we issued a seven year common stock purchase warrant to purchase 25,000 shares of our common stock with an exercise price of $1.00 per share in connection with our accounts receivable financing agreement with Sand Hill Finance, LLC. These warrants are exercisable on a cashless basis which means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. The utilization of this cashless exercise feature will deprive us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporations Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders.

In addition, our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. We presently have outstanding 1,256,667 shares of our Series A Convertible Preferred Stock and 1,833,334 shares of our Series B Convertible Preferred Stock. Our Board of Directors may, without stockholder approval, issue additional series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

ECONOMIC CONDITIONS AND WORLD EVENTS COULD AFFECT OUR OPERATING RESULTS.

We, and our customers, may be adversely affected by an economic downturn such as changes in consumer and investor confidence, instability in the credit and financial markets, volatile corporate profits, and reduced business and consumer spending. The economy as a whole also may be affected by future world events such as acts of terrorism, developments in the war on terrorism, conflicts in international situations, and by natural disasters. These factors may affect our results of operations by reducing our sales, margins and/or net income as a result of a slowdown in customer orders or order cancellations. In addition, political and social turmoil related to international conflicts and terrorist acts may put further pressure on economic conditions abroad. Unstable political, social and economic conditions may make it difficult for our customers, suppliers and us to accurately forecast and plan future business activities. If such conditions persist, our business, financial condition, results of operations and cash flow could be negatively affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to increase our revenues, develop our brands, implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control.

You should consider the areas of risk described in connection with any forward-looking statements that may be made in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

SELLING SECURITY HOLDERS

The information under this heading relates to resale of shares covered by this prospectus by persons who are our “affiliates” as that term is defined under federal securities laws. These persons will be members of our Board of Directors and/or officers of our company. Shares issued pursuant to this prospectus to our affiliates are “control” shares under federal securities laws.

The following table sets forth:

•	the name of each affiliated selling security holder,

•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,

•	the maximum amount of Shares to be offered by the affiliated selling security holders pursuant to this prospectus, and

•	the amount of common stock to be owned by each affiliated selling security holder following sale of the Shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the Plan and are deemed affiliates, may effect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.

Grants may be made to affiliates in the future which we are not able to identify at this time. Before any of our affiliates sell any of his or her shares received under the Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling security holder	Number of shares owned	% owned before offering	Shares to be offered	Shares to be owned after offering	% owned after offering

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our “affiliates” as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

•

through the Pink Sheets, on the OTC Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed or quoted from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

•

in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

•

through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of our company and others through whom such securities are sold may be “underwriters” within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, par value $.001 per share, of which 1,666,667 shares have been designated as Series A Convertible Preferred Stock and 1,833,334 shares have been designated as Series B Convertible Preferred Stock. As of December 31, 2008, there are 30,979,369 shares of common stock, and 1,253,334 shares of Series B Convertible Preferred Stock issued and outstanding. We have not included 437,502 shares of common stock listed as outstanding on our transfer records in the number of common shares which are currently issued and outstanding. Although the certificates have not been cancelled, these shares were contributed to our capital by agreement at the time of our reverse merger in March 2002 and may not be voted.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Series B Convertible Preferred Stock

Our Board of Directors has also created a series of 1,833,334 shares of preferred stock designated as Series B Convertible Preferred Stock. On December 28, 2005, we sold Barron Partners LP, an accredited investor, 1,833,334 shares of our Series B Convertible Preferred Stock and Common Stock Purchase Warrants “D”, “E” and “F” to purchase an aggregate of 2,250,000 shares of our common stock, for an aggregate purchase price of $500,000.

Under the terms of the Preferred Stock Purchase Agreement, we agreed:

•

that all convertible debt in our company would be cancelled and that for a period of three years from the closing date we will not issue any convertible debt or preferred stock. In addition, we agreed to cause all reset features related to any shares of our outstanding common stock to be cancelled and for a period of three years from the closing date to refrain from entering into any transactions that have reset features,

•

to maintain a majority of independent directors on our Board of Directors, and that these independent directors will make up a majority of the audit and compensation committees of our Board. If at any time we should fail to maintain these independent majority requirements, we are required to pay Barron Partners LP liquidated damages of 24% of the purchase price of the securities ($120,000) per annum, payable monthly in kind,

•

that if within 24 months from the closing date we consummate the sale of debt or equity securities with a conversion price less than the then effective conversion price of the Series B Convertible Preferred Stock we will make a post-closing adjustment in the conversion price of the Series B Convertible Preferred Stock to such lower conversion price,

•

that for a period of three years all employment and consulting agreements must have the unanimous consent of the compensation committee of our Board, and any awards other than salary are usual and appropriate for other officers, directors, employees or consultants holding similar positions in similar publicly held-companies,

•

that for a period of two years from the closing we will not enter into any new borrowings of more than twice as much as the sum of EBITDA from recurring operations over the past four quarters, subject to certain exceptions,

•

that for long as Barron Partners LP holds any of the securities we will not enter into any subsequent financing in which we issue or sell any debt or equity securities with a floating conversion price or containing a reset feature, and

•

that we will submit a proposal at our next annual meeting of stockholders to amend our Certificate of Incorporation to require the consent of the holders of a designated percentage of a designated class of our securities to waive or amend the terms of any rights, options and warrants approved by our Board.

We granted Barron Partners LP a right of first refusal to participate in any subsequent funding we may undertake on a pro rata basis at 94% of the offering price.

We have agreed to file a registration statement with the Securities and Exchange Commission within 30 days to register for resale the shares of common stock issuable upon the possible conversion of the Series B Convertible Preferred Stock and the exercise of the warrants, and to use our best efforts to cause such registration statement to be declared effective within 120 days from the closing date. We have also granted Barron Partners LP demand registration rights covering these securities, as well as piggy-back registration rights for a period of two years from the closing date. We agreed to pay all costs associated with these registration statements and have indemnified Barron Partners LP with respect thereto for any losses or claims related to material misstatements or material omissions by us in the registration statement(s). Barron Partners LP subsequently waived any rights to receive any registration rights penalties.

The warrants issued in this transaction are described later in this section. The designations, rights and preferences of the Series B Convertible Preferred Stock provide:

•

no dividends are payable on the Series B Convertible Preferred Stock. So long as these shares are outstanding, we cannot pay dividends on our common stock nor can we redeem any shares of our common stock,

•	the shares of Series B Convertible Preferred Stock do not have any voting rights, except as may be provided under Delaware law,

•

so long as the shares are outstanding, we cannot change the designations of the Series B Convertible Preferred Stock, create a class of securities that in the instance of payment of dividends or distribution of assets upon our liquidation ranks senior to or pari passu with the Series B Convertible Preferred Stock or increase the number of authorized shares of Series B Convertible Preferred Stock,

•	the shares carry a liquidation preference of $0.2727 per share,

•

each share of Series B Convertible Preferred Stock is convertible at the option of the holder into one share of our common stock based upon an initial conversion value of $0.2727 per share. The conversation ratio is subject to adjustment in the event of stock dividends, stock splits or reclassification of our common stock. The conversion ratio is also subject to adjustment in the event we should sell any shares of our common stock or securities convertible into common stock at an effective price less than the conversion ratio then in effect, in which case the conversion ratio would be reduce to the lesser price. No conversion of the Series B Convertible Preferred Stock may occur if a conversion would result in the holder, Barron Partners LP, and any of its affiliates, beneficially owning more than 4.9% of our outstanding common shares following such conversion. Barron Partners LP may waive this provision only with the consent of all of the Series B Preferred Stockholders and the consent of the holders of a majority of our outstanding shares of common stock who are not affiliates,

•

so long as the Series B Convertible Preferred Stock is outstanding, we have agreed not to issue any rights, options or warrants to holders of our common stock entitling the holders to purchase shares of our common stock at less than the conversion ratio without the consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock. If we should elect to undertake such an issuance and the Series B holders consent, the conversion ratio would be reduced. Further, if we should make a distribution of any evidence of indebtedness or assets or rights or warrants to subscribe for any security to our common stockholders, the conversion value would be readjusted,

•	the shares of Series B Convertible Preferred Stock automatically convert into shares of our common stock in the event of change of control of our company, and

•

so long as the shares of Series B Convertible Preferred Stock are outstanding, we cannot sell or issue any common stock, rights to subscribe for shares of common stock or securities which are convertible or exercisable into shares of common stock at an effective purchase price of less than the then conversion value of the Series B Convertible Preferred Stock.

Common Stock Purchase Warrants

At December 31, 2008 we had outstanding an aggregate of 300,000 common stock purchase warrants as follows:

Series H and Series I Common Stock Purchase Warrants

As partial compensation for certain assistance and advisory services to the company, including the structure of financing, strategic planning and business combinations we issued the following warrants which expire on December 31, 2009:

•	We issued Cove Partners LLC Series H Common Stock Purchase Warrants to purchase an aggregate of 37,500 shares of our common stock at a price of $4.00 per share, and

•	We issued Cove Partners LLC Series I Common Stock Purchase Warrants to purchase an aggregate of 37,500 shares of our common stock at a price of $8.00 per share

Comerica Bank Warrant

In July 2004, in connection with the granting of a revolving credit line to us we issued Comerica Bank a warrant to purchase 40,000 shares of our common stock at an initial exercise price of $0.38 per share. The warrant contained anti-dilution protection as described below. As a result of the anti-dilution protection and our subsequent sales of common stock and Series A Convertible Preferred Stock described elsewhere in this prospectus, the number of shares underlying the warrant and the exercise price of the warrant has been adjusted to 5,000 shares with an exercise price of $2.00 per share.

The warrant is exercisable until July 21, 2011. At the option of the holder, the warrant is convertible into a number of shares of our common stock as determined by dividing the aggregate fair market value of our common stock minus the aggregate exercise price of the warrant by the fair market value of one share of our common stock. In addition, Comerica Bank has right to put the warrant to us at any time on or after July 21, 2006 and we are obligated to pay Comerica Bank $15,000 upon the exercise of this put.

The exercise price of the warrant is subject to adjustment in the event we issue or sell shares of our common stock or securities exercisable or convertible into shares of our common stock at a price less than the then effective exercise price as well as in the event of stock splits, stock dividends or recapitalizations. We granted Comerica Bank registration rights covering the shares of common stock issuable upon the exercise of this warrant.

Sand Hill Finance, LLC Warrant

In connection with the Financing Agreement entered into in December 2005 for our accounts receivable factoring arrangement we issued Sand Hill Finance, LLC, the lender, a seven year common stock purchase warrant to purchase 25,000 shares of our common stock at an exercise price of $1.00 per share. The warrant also contains a cashless exercise provision similar to that which is contained in the Comerica warrant described above. The number of shares issuable upon the exercise of the warrant and the exercise price are subject to adjustment in the event of stock dividends, stock splits and reclassifications.

In addition, in connection with the issuance of a term note related to the Financing Agreement, we issued Sand Hill Finance, LLC a seven year common stock purchase warrant to purchase 120,000 shares of our common stock at an exercise price of $1.00 per share. This warrant has an expiration date of February 28, 2015.

In December, 2007, in conjunction with the issuance of a convertible debenture to Sand Hill. LLC related to the Financing agreement, the exercise price on all Sand Hill Finance warrants was lowered from $1.00 per share to $0.50 per share.

In addition to the above, in May, 2007 as compensation for assistance and advisory services to the company, we issued a warrant to purchase 75,000 shares of our common stock at an exercise price $0.65 per share to Network One Financial. This warrant has an expiration date of September 1, 2009.

Transfer agent

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 77 Memorial Parkway, Atlantic Highlands, NJ 07716, and its telephone number is 732-872-2727.

EXPERTS

Our financial statements as of and for the years ended September 30, 2008 and 2007 included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008 as previously filed with the Securities and Exchange Commission have been audited by Sherb & Co. LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the registration statement. All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

•	Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008,

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Item 4. Description of Securities

A description of the registrant’s securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

•	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation contains such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Schneider Weinberger & Beilly LLP *

10.1	Amendments to 2000 Management and Director Equity Incentive and Compensation Plan*

23.1	Consent of Sherb & Co. LLP *

23.2	Consent of Schneider Weinberger & Beilly LLP (contained in such firm’s opinion filed as Exhibit 5.1) *

*	filed herewith

Item 9. Undertakings

The undersigned small business issuer will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)         Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       Include any additional or changed material information on the plan of distribution.

(2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)        For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.          Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.        Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia on February 20, 2009.

ICEWEB, INC.

By:	/s/ John R. Signorello

John R. Signorello, CEO,

Principal executive officer,

By:	/s/ Mark B. Lucky

Mark B. Lucky, Chief Financial Officer,

Principal accounting and financial officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ John R. Signorello	CEO and director, principal executive officer	February 20, 2009
John R. Signorello

/s/ Mark B. Lucky	Chief Financial Officer, principal financial and accounting officer	February 20, 2009
Mark B. Lucky

/s/ Harold F. Compton	Director
Harold F. Compton

/s/ Raymond J. Pirtle, Jr.	Director	February 20, 2009
Raymond J. Pirtle, Jr.

/s/ Joseph Druzak	Director	February 20, 2009
Joseph Druzak

/s/ Jack Bush	Director	February 20, 2009
Jack Bush

/s/ Harry E. Soyster	Director	February 20, 2009
Harry E. Soyster

The foregoing represents a majority of the Board of Directors.